Exhibit 99.1

For immediate release

GOLD HORSE INTERNATIONAL ANNOUNCES SUCCESSFUL

CLOSING OF INSTITUTIONAL FINANCING

Hohhot, Inner Mongolia (Western China), December 6, 2007 – Gold Horse International, Inc. (OTCBB: GHII) today announced that it has completed an institutional financing through the sale of an aggregate of $3,275,000 principal amount 10% Secured Convertible Debentures to accredited investors over two closings in a private transaction exempt from registration under the Securities Act of 1933. The 10% Secured Convertible Debentures are convertible into shares of Gold Horse International’s common stock at an initial conversion price of $0.344 per share, subject to certain adjustments. The investors were also granted five year common stock purchase warrants to purchase 9,520,352 shares of common stock at an exercise price of $0.50 per share. Next Generation Equity Research, LLC acted as placement agent in the transaction.

In the first closing, Gold Horse International issued $2,183,000 principal amount of the debentures and received net proceeds of approximately $1,990,000 after commissions and offering expenses. We intend to use the net proceeds for general working capital. We have agreed to file a registration statement with the Securities and Exchange Commission registering the securities underlying the debentures and warrants. Upon the effectiveness of the registration statement, we will issue the remaining $1,092,000 principal amount of the debentures in a second closing. We intend to use those proceeds for general working capital as well.

About Gold Horse International, Inc.

Gold Horse, through its wholly owned subsidiary, Global Rise International Ltd., controls and operates Inner Mongolia Jin Ma Construction Co., Ltd., Inner Mongolia Jin Ma Hotel Co., Ltd. and Inner Mongolia Jin Ma Real Estate Development Co., Ltd., all based in Hohhot City, the regional capital of Inner Mongolia Autonomous Region in the People’s Republic of China. Jin Ma Construction has been providing construction and general contractor services in Hohhot City to both private developers and the local and regional governments since 1980. Jin Ma Hotel owns, operates and manages the Jin Ma Hotel, a full-service two-star hotel located in Hohhot City. Jin Ma Real Estate develops residential and commercial properties in Hohhot City. For more information, visit www.GoldHorseInternational.com

Forward-looking Statements

This news release contains forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to continue our contractual arrangements with the Jin Ma Companies, economic, political and market conditions and fluctuations, government and industry regulation, Chinese, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Gold Horse International, Inc.
Jonathan Blum
(646) 688-2825
info@GoldHorseInternational.com